Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	MICHAEL J. KOSS
JULY 14, 2008		(414) 964-5000

Koss 4th Quarter Net Sales Up 10%

Fiscal Revenue Second Best in Company History

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone company, has announced quarterly earnings for its fourth quarter fiscal year period ending June 30, 2008.

Sales for the fourth quarter rose 10% to $12,202,642 compared to $11,052,884 for the same period one year ago.  Net income fell 11% to $1,264,066 compared to $1,425,948 for the fourth quarter compared with the same quarter in 2007.  Fourth quarter diluted earnings per share were $0.34 compared with $0.38 in the same reporting period one year ago.

“We are extremely pleased with the sales performance of the final quarter of our fiscal year,” Michael J. Koss, President and CEO, told employees here today.  “Shipments to Europe increased by 39% for the fourth quarter to help make 2008 the second best revenue year in our history.”

Koss went on to explain that sales in Europe had strengthened in the last quarter to finish up by 3% for the 12 months in total.

“This is the sixth consecutive fiscal year that the increases in export sales outside of North America had been sustained with increases of 15% in 2003, 72% in 2004, 82% in 2005, 43% in 2006 and 27% in 2007,” Koss said.

Sales to U.S. mass merchants increased for the year by 45%, and Koss said he was pleased to see the increase help cover the down turn in its automotive segment.

Sales for the twelve months reached levels as the second best in Company history at $46,943,293 compared to $46,201,858 for the same period one year ago, a 2% increase.  Net income for the twelve months fell 13% to $4,494,289 compared to $5,156,520 for the same period one year ago.  Diluted earnings per share for the twelve months were $1.22 compared with $1.38 one year ago.

“Our net income declines are the result of increases in spending on new product development and engineering.  We also participated in a unique promotional project which resulted in Koss contributing over $350,000 to the Susan G. Komen Foundation to help find a cure for breast cancer,” Koss continued.

Koss explained that the special contribution was based on the sale of two pink stereophone models to raise awareness and research dollars to find a cure for breast cancer.

“The product engineering increase is for a new line of products we hope to unveil in fiscal year 2009,” Koss said.

“We expect our development and engineering expenses to continue next year,” Koss confirmed, “and we are aware of the effect that these expenses and the promotional activities are having on our net income.  We believe that it is an important time to continue these initiatives as investments in our future.”

Koss went on to say that the Company’s outlook for the 2008-2009 year was extremely guarded.

“We would be foolish to ignore the daily headlines and the impact that rising oil prices and the real estate/credit melt down are having on consumers,” Koss said.  “We are also very cognizant of the fact that Europe is feeling the same intense pressure and that many of our Asian suppliers are experiencing cost increases that they would like to pass along to us.  It’s also tough to remain bullish in an election year when one party is touting higher taxes as a solution to economic woes.  Our response is to remain as nimble as possible and focused on our business and our future.  We will continue to remain as prudential with our resource allocations as possible.”

Koss Corporation will pay a quarterly dividend of $0.13 cents per share on July 15, 2008, to shareholders of record on June 30, 2008.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements.  These statements relate to future events of our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(2008 FY Unaudited)

	Three Months		Twelve Months
Period Ended June 30	2008	2007	2008	2007
Net sales	$12,202,642	$11,052,884	$46,943,293	$46,201,858
Cost of goods sold	7,092,619	6,744,684	29,151,791	28,284,981
Gross profit	5,110,023	4,308,200	17,791,502	17,916,877
Selling, general and administrative expense	3,034,640	2,216,789	10,792,064	10,066,385
Income from operations	2,075,383	2,091,411	6,999,438	7,850,492
Other income (expense)
Royalty income	29,166	81,249	291,667	324,996
Interest income	10,344	56,236	119,464	169,227
Interest expense	0	0	0	0
Income before income tax provision	2,114,893	2,228,896	7,410,569	8,344,715
Provision for income taxes	850,827	802,948	2,916,280	3,188,195
Net income	$1,264,066	$1,425,948	$4,494,289	$5,156,520
Earnings per common share:
Basic	$0.34	$0.39	$1.22	$1.40
Diluted	$0.34	$0.38	$1.22	$1.38
Dividends per common share	$0.13	$0.13	$1.52	$0.52